Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY ***) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.
CREDIT AGREEMENT
(Richmond Facility)

Dated as of July 23, 2021

between
CEFF II AppHarvest Holdings, LLC, as Lender,
and
AppHarvest Richmond Farm, LLC, as Borrower

TABLE OF CONTENTS
i

INDEX OF EXHIBITS
Exhibit A    Form of Notice of Borrowing
Exhibit B    Draw Schedule
Exhibit C    Form of ROFR Amendment
Exhibit D    Project Site
Exhibit E    Form of Date Down Endorsement
Exhibit F    Form of Independent Engineer Certificate
INDEX OF SCHEDULES
Schedule 1    Knowledge
Schedule 2    Consents
Schedule 3    Filing Jurisdictions
Schedule 4    Organizational Chart
Schedule 5    Litigation
Schedule 6    Schedule of Principal and Payments
Schedule 7    Environmental Compliance
Schedule 8    Permits
Schedule 9    Taxes
Schedule 10    Force Majeure
INDEX OF ANNEXES
Annex I    Account Information

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”), dated as of July 23, 2021 (the “Effective Date”), is entered into by and between AppHarvest Richmond Farm, LLC, a Delaware limited liability company (“Borrower”), and CEFF II AppHarvest Holdings, LLC, a Delaware limited liability company (“Lender”).
RECITALS
WHEREAS, Borrower is currently constructing a controlled environment agriculture facility on the Project Site located in Richmond, Kentucky (the “Project”);
WHEREAS, Borrower has requested Lender to extend, and Lender has agreed to extend, on the terms and conditions set forth in this Agreement and the other Financing Documents (as defined below), a senior secured loan credit facility for one or more loans to support Borrower’s construction of the Project (the “Loan Facility”); and
WHEREAS, to secure the Obligations and induce Lender to provide the Loan Facilities hereunder, Borrower has entered, or has caused its Affiliates to enter, into the Security Documents (as defined below).
NOW, THEREFORE, to induce Lender to provide the Loan Facilities hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I
DEFINITIONS
I.1Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.
1“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
2“Additional Project Documents” means any contracts or agreements entered into by Borrower, or assigned to Borrower, that (i) replaces or substitutes for an existing Material Project Document, (ii) meets the criteria set forth in clause (b) of the definition of “Material Project Document,” or (iii) has a value over its term in excess of One Million Dollars ($1,000,000).
3“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
4“Agreement” has the meaning given to such term in the preamble hereto.

5“Anti-Terrorism Laws” means any federal laws of the United States or Canada relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).
6“AppHarvest ROFR Grantee” means AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc.), a Delaware corporation.
7“Availability Period” means the period commencing on the Effective Date and ending on the earlier of (a) the date that is sixty (60) days after Final Completion and (b) the Option Period Start Date.
8“Bankruptcy Event” of any Person means:
(a)such Person shall institute a voluntary case seeking liquidation or reorganization under any applicable Bankruptcy Law (or any successor statute) or shall consent to the institution of an involuntary case thereunder against it;
(b)such Person shall file a petition, answer, or consent or shall otherwise institute any similar proceeding under any other applicable federal, state, or other Governmental Rules, or shall consent thereto;
(c)such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee, or other officer with similar powers;
(d)such Person shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due; or
(e)if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under any applicable Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against such Person under any other applicable federal, state or other Governmental Rules, and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; (iv) an order for relief shall have been issued or entered therein; (v) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of their property, shall have been entered; or (vi) any other similar relief shall be granted against such Person under any applicable federal, state or other law.
9“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium, or similar law for the relief of debtors.

10“Borrower” has the meaning given to such term in the preamble hereto.
11“Borrower’s Knowledge” means the knowledge, after reasonable inquiry, diligence and investigation, of (a) the Persons listed on Schedule 1 hereto or any successor to any such Person in the capacity to which such Person is acting on the Effective Date; and (b) any manager, officer or director of Borrower not listed on Schedule 1.
12“Borrower Parties” means each of Parent, Holding Company, and Borrower.
13“Borrowing” means a borrowing of a Loan under this Agreement.
14“Borrowing Date” means the day on which a Borrowing is made.
15“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Richmond, Kentucky, are authorized or required by law to close.
16“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
17“CEFF ROFR Holder” means Equilibrium Sustainable Foods, LLC, an Oregon limited liability company (as assignee of CEFF US Holdings, LLC, a Delaware limited liability company), an Affiliate of Lender.
18“Change of Control” means the consummation of any transaction or series of transactions that results in Parent ceasing to Control Borrower.
19“Closing Date” means the date when each of the conditions set forth in Section 4.1 has been satisfied (or waived in accordance with this Agreement).
20“Code” means the Internal Revenue Code of 1986, as amended.
21“Collateral” means the “Collateral” (as defined in the Pledge Agreement), the “Collateral” (as defined in the Security Agreement), and the “Property” (as defined in the Mortgage).
22“Commitment” has the meaning given to it in Section 2.2(a).
23“Consent and Agreement” means each third-party consent to collateral assignment or estoppel certificate contemplated by the Financing Documents and set forth on Schedule 2, in form and substance reasonably acceptable to Lender.
24“Construction Agreements” means the EPC Agreement, the Site Work Agreement, and any other agreement entered into by Borrower or its Affiliates for the development, design, engineering, construction or operation of the Project which has an aggregate value over its term in excess of Two Hundred Fifty Thousand Dollars ($250,000).
25“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.
26“Control” means (a) the power, directly or indirectly, to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of a Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
27“Credit Event” has the meaning given to such term in Section 4.2.
28“Crops” means fresh vine vegetable crops, including but not limited to tomatoes, peppers, and cucumbers.
29“Date Down Endorsement” has the meaning given to such term in Section 4.2(o).
30“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.
31“Default Rate” means a rate per annum equal to thirteen percent (13%).
32“Discharge Date” means the date on which this Agreement shall have terminated (other than those provisions that expressly survive such termination), the Commitments shall have been terminated or fully utilized and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under this Agreement (other than unasserted contingent obligations that by their nature expressly survive termination of this Agreement) shall have been paid in full in cash.
33 “Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.
34“Draw Schedule” has the meaning given to such term in Section 4.1(r).
35“Effective Date” has the meaning given to such term in the preamble hereto.
36“Environmental Claim” means any and all binding obligations, liabilities (contingent or known), losses, administrative, regulatory, judicial or, as applicable, contractual actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, orders for removal or remedial actions, damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, or out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, arising under any Environmental Law or any Permit issued under any such Environmental Law, including any and all claims (a) for enforcement, cleanup, removal, response, remedial or other actions, costs or damages pursuant to any applicable Environmental Law, (b) arising from actual or potential injury to or noncompliance with standards for protection or preservation of health and safety (including occupational health and safety), the environment, natural, cultural, archeological or biological resources or wildlife or regarding the investigation, characterization, remediation, Release or potential Release of, or human exposure to, any Hazardous Substances, (c) nonconformance with land use or zoning requirements related to siting, construction or operation of the Project at the Project Site, or health, safety or the environment, and (d) arising from the direct or indirect taking of any organism that is protected under any Environmental Law.
37“Environmental Law” means any Governmental Rule concerning (a) protection of natural, cultural, tribal, archaeological or biological resources, wildlife or the environment, including surface soils and subsurface strata, ambient air, surface water and groundwater, (b) the Release, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of, or exposure to Hazardous Substances, (c) the protection of human health and safety, including occupational health and safety, (d) water rights or water supply, (e) land use or zoning requirements related to siting, construction or operation of the Project at the Project Site, or health, safety or the environment, or (f) agricultural practices or food safety, each as now or may at any time hereafter be in effect.
38“Environmental Consultant” means [***]
39“Environmental Report” means the [***]
40“EPC Agreement” means that certain Engineering, Procurement and Construction Agreement, dated as of November 20, 2020, by and between Borrower and EPC Contractor.
41“EPC Contractor” means Dalsem Greenhouse Technology B.V.
42“Equity Contribution Requirement” means, as of the date of any Credit Event, an amount equal to thirty-four and a half percent (34.5%) of the aggregate amount of the Project Costs set forth in the Project Budget and Schedule.
43“Equity Interest” means any and all shares, interests, participations, or other equivalents (however designated) in a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights, or options to purchase any of the foregoing.
44“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
45“ERISA Affiliate” means any Person, trade, or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

46“ERISA Event” means (a) any Reportable Event, (b) the existence with respect to any ERISA Plan of a non-exempt Prohibited Transaction, (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 and 430 of the Code or Section 302 and 303 of ERISA) whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (e) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Pension Plan, (f) the failure by Borrower or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (g) the incurrence by Borrower or any of its respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including the imposition of any Lien in favor of the PBGC or any Pension Plan, (h) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (i) the receipt by Borrower or any of its respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (j) the incurrence by Borrower or any of its respective ERISA Affiliates of any liability with respect to the complete or partial withdrawal from any Pension Plan that is a multiple employer plan or Multiemployer Plan, (k) any event under Section 4062(e) of ERISA with respect to a Pension Plan, (l) the receipt by Borrower or any of its respective ERISA Affiliates of any notice that a Multiemployer Plan is, or is expected to be, insolvent under ERISA Section 4245, or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA, (m) the institution of any action brought against Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, (n) the receipt from the Internal Revenue Service of notice of disqualification of any ERISA Plan intended to qualify under Section 401(a) of the Code, or the disqualification of any trust forming part of any ERISA Plan intended to qualify for exemption from taxation under Section 501(a) of the Code, (o) the assertion of a material claim (other than routine claims for benefits) against any ERISA Plan or the assets thereof, or against any Borrower or any of its respective ERISA Affiliates in connection with any ERISA Plan, and (p) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Governmental Rules or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of Governmental Rules and regulations or with the material terms of such Foreign Plan.
47“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), sponsored, maintained, or contributed by, or required to be contributed by, Borrower or any ERISA Affiliate.
48“Event of Default” has the meaning given to such term in Article VIII.

49“Event of Loss” means (a) with respect to the Collateral, a single event or a related series of events causing any loss of, destruction of, or damage to, or any condemnation or other taking of (including by eminent domain), all or any portion of the Collateral, and (b) with respect to the property or assets of any Borrower Party that is not the Borrower, a single event or a related series of events causing any loss of, destruction of, or damage to, or any condemnation or other taking of (including by eminent domain), all or any portion of the asset of such Borrower Party resulting in an insurable event and where such Borrower Party does not use any proceeds received in respect of such insurable event to repair or restore such assets.
50“Final Completion” means that (a) Substantial Completion has occurred, and (b) all work set forth in any Construction Agreement has been completed in full, including non-critical deficiencies that do not affect operations of the Project and any other “punch list” items set forth in any Construction Agreement.
51“Financing Documents” means this Agreement, the ROFR Amendment, the Option Agreement, the Schedule of Principal and Payments, the Intercreditor Agreement, the Security Documents, and all other certificates, documents, agreements, or instruments entered into in connection with any of the foregoing.
52“Force Majeure Delay” means a delay in the construction of the Project to the extent actually caused by a delay in work by any counterparty to a Construction Agreement which delay is excused by reason of force majeure pursuant to the express terms of the applicable Construction Agreement.
53“Foreign Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by Borrower.
54“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, ratios, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
55“Governmental Authority” means any United States federal or foreign government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity, including any company, business, enterprise or other entity owned in whole or in part, by any government (including any zoning authority) exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, and any self-regulatory organization, which has jurisdiction over the Borrower Parties or Project.

56“Governmental Rule” means any statute, law (including common law), rule, regulation, ordinance, order, binding code interpretation, judgment, decree, treaty, directive, or similar form of decision of any Governmental Authority.
57“Guarantee” as to any Person (the “guaranteeing person”) means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or that is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.
58“Hazardous Substances” means any and all pollutants, contaminants, wastes, materials, substances, chemicals, explosive, or radioactive substances in any form which are subject to regulation or which can give rise to liability under any Environmental Law, including petroleum or petroleum products, distillates and constituents, asbestos or asbestos-containing materials, polychlorinated biphenyls, chlorinated solvents, radon gas, per- or polyfluoroalkyl substances, polycyclic aromatic hydrocarbons, or any invasive species or pathogen in the indoor environment.
59“Holding Company” means AppHarvest Operations, Inc., a Delaware corporation.
60“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease

Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
61“Indemnified Liabilities” has the meaning given to such term in Section 9.5.
62“Indemnitee” has the meaning given to such term in Section 9.5.
63“Independent Engineer” means DLVge.
64“Initial Equity Contribution” means $39,000,000.
65“Insurance Consultant” means AHT Insurance.
66“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between Lender and Parent.
67“Interest Payment Date” means the last Business Day of each calendar month while any Loan is outstanding and the final maturity date of such Loan.
68“Interest Rate” means a rate per annum equal to eight percent (8%); provided, that, beginning on the first (1st) Business Day of the first (1st) calendar month following the second (2nd) anniversary of the Closing Date, the Interest Rate will increase by an incremental amount equal to two-tenths of one percent (0.2%) per calendar month; provided, further, that the Interest Rate shall in no event exceed ten and four-tenths percent (10.4%).
69“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents, any Governmental Rule, any determination of an arbitrator or a court or other Governmental Authority or any requirement under a Permit or Governmental Rule, in each case applicable to or binding upon such Person or any of its Properties or to which such Person or any of its property is subject.
70“Lender” has the meaning given to such term in the preamble hereto.
71“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), environmental lien, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected or effective under Governmental Rules.
72“Loan Facility” has the meaning given such term in the recitals hereto.
73“Loan” has the meaning given to such term in Section 2.1(c).
74[***]
75“Material Adverse Effect” means a material adverse effect on (a) the status of the business, results of operation, or condition (financial or otherwise) of the Borrower Parties (taken as a whole) or the Project (taken as a whole); (b) the validity, legality, binding effect or enforceability against any Borrower Party of this Agreement or any of the other Financing Documents to which it is a party; (c) the validity, perfection or enforceability of Liens granted under the Financing Documents; (d) the ability of Lender to enforce any of the Obligations or any of its material rights and remedies under the Financing Documents; or (e) the ability of any Borrower Party to perform its obligations under any Financing Documents to which it is a party.
76“Material Project Documents” means (a) the Construction Agreements, (b) [***], (c) any contract or agreement governing the marketing or sales of Crops from the Project, and (d) any contract or agreement related to the Project or the development, construction, use, operation, maintenance, or repair of the Project that (i) is with an Affiliate of Borrower; (ii) is with a utility providing necessary utility services to the Project (e.g., water, gas, and electricity); or (iii) has an aggregate value over its term in excess of One Million Dollars ($1,000,000).
77“Maturity Date” means the third (3rd) anniversary of the Closing Date.
78“Moody’s” means Moody’s Investors Service, Inc.
79“Mortgage” means the Commercial Construction Mortgage and Assignment of Leases and Rents, dated as of the Closing Date, by and between Borrower and Lender.
80“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) and 4001(a)(3) of ERISA) to which Borrower or any of its respective ERISA Affiliates is making, or has any obligation to make, contributions, or has made, or has been obligated to make, contributions within the six (6)-year period immediately preceding the Closing Date.
81“Notice of Borrowing” has the meaning given to such term in Section 2.1(b).
82“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower Party to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Financing Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Lender that are required to be paid by any Borrower Party pursuant hereto) or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).
83“Option Agreement” means that certain Option Agreement, dated as of the Effective Date, by and between Borrower and Lender.
84“Option Period Start Date” has the meaning given to such term in the Option Agreement.
85“Parent” means AppHarvest, Inc., a Delaware corporation.
86“Parent Guaranty” means that certain Guaranty, dated as of the Closing Date, by Parent in favor of Lender.
87“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
88“Pension Plan” means any “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any of its respective ERISA Affiliates is (or, if such ERISA Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and is sponsored, maintained, or contributed to, or required to be contributed to, by Borrower or any of its respective ERISA Affiliates.
89“Permit” means any and all franchises, licenses, leases, permits, clearances, determinations, reviews, consultations, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, rights of way, easements, Liens and other rights, privileges and approvals required to be obtained from, or any notifications or filings made with, a Governmental Authority under any Governmental Rule.
90“Permitted Indebtedness” means (a) unsecured Indebtedness to trade creditors incurred in connection the acquisition of goods, supplies or merchandise for construction or operation of the Project in the normal course of business; provided, that Permitted Indebtedness under this subsection (a) shall not exceed Five Million Dollars ($5,000,000), (b) equipment leases entered into in the ordinary course; provided, that Permitted Indebtedness under this subsection (b) shall not exceed One Million Dollars ($1,000,000) in the aggregate outstanding at any time, (c) unsecured, interest free intercompany debt between and among the Borrower Parties and their Affiliates that is not evidenced by a note and does not have a maturity date; and (d) deposits made in the ordinary course to utility companies to secure installation of utility services for the Project.
91“Permitted Liens” means the following if not otherwise prohibited under the Financing Documents: (a) Liens in favor of Lender or any of its Affiliates; (b) Liens for taxes not yet due, or for Taxes contested in accordance with Section 6.3; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) Liens and encumbrances appearing in Lender’s Title Policy, (e) Liens which have been bonded over in accordance with applicable legal procedure or as to which title insurance coverage has been obtained for the benefit of Lender; (f) equipment leases entered into in the ordinary course that qualify as Permitted Indebtedness; (g) Liens for materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, builders, contractors, suppliers of material or architects or other similar construction and other similar Liens incidental to construction, maintenance or operations, in each case arising in a manner consistent with market practice, which secure obligations that (i) (A) are not overdue, and (B) individually or together with all other Permitted Liens outstanding on any date of determination, would not reasonably be expected to result in a Material Adverse Effect, or (ii) are contested in good faith, by appropriate proceedings, which has the effect of suspending collection and enforcement thereof, and the Borrower Parties aggregate unrestricted cash reserves (taken as a whole) are adequate are established with respect to such contested taxes in accordance with GAAP; and (h) easements and rights-of-way in favor of utility companies and government authorities required for completion of the Project in the ordinary course that would not reasonably be expected to result in a Material Adverse Effect.
92“Person” means any natural person, corporation, limited liability company, partnership, series, firm, association, Governmental Authority, or any other entity whether acting in an individual, fiduciary, or other capacity.
93“Plans and Specifications” means the detailed plans and specifications and/or project manual(s) for the construction of the Project, which are approved by Lender, including any shop or field drawings made in furtherance thereof, together with any changes made therein which are permitted under the terms of this Agreement.
94“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, by and between Holding Company and Lender.
95 “Prohibited Transaction” has the meaning given to such term in Section 406 of ERISA and Section 4975(c) of the Code.
96“Project” has the meaning given to such term in the recitals hereto.
97“Project Budget and Schedule” has the meaning given to such term in Section 4.1(m).
98“Project Costs” means: (a) the cost of designing, engineering, equipping, procuring, and constructing the Project; (b) the cost of acquiring any necessary interest in the Project Site; (c) real and personal property taxes, ad valorem taxes, real estate transfer, document stamp, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the Project prior to Final Completion; (d) the costs of acquiring Permits necessary for the designing, engineering, equipping, procuring, and constructing of the Project; and (e) soft costs incurred in constructing the Project, including, without limitation, the cost of surveys, inspections, environmental reports, consultant fees, and legal and accounting fees; provided, that (i) all Project Costs shall be set forth in the Project Budget and Schedule and (ii) the total aggregate amount of such Project Costs, including any Project Costs incurred prior to the Effective Date, shall not exceed One Hundred Thirty-Nine Million Dollars ($139,000,000). Project Costs shall not include any costs of operating the Project.
99“Project Site” means the real property described on Exhibit D.
100“Property” means any right or interest of Borrower in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible.
101“Prudent Industry Practices” means those practices, methods and standards of inquiry and investigation that are, as of the date being determined, commonly used by developers of controlled environment agriculture facilities in United States which are of similar size, type, and location to the Project at issue. “Prudent Industry Practice” does not necessarily mean the best practice, method, or standard of inquiry and investigation in all cases, but is instead intended to encompass a range of acceptable practices, methods, and standards.
102“Qualified Bank” means a United States commercial bank or the United States branch office of a foreign bank, in either case, (a) having (i) assets on its most recent audited balance sheet of at least Ten Billion Dollars ($10,000,000,000) and (ii) a rating for its senior long term unsecured debt obligations of at least (A) “A” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (B) “A” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s but not both or (b) is otherwise approved by Lender in its sole discretion. [***]
103“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, and migrating.
104“Repayment Period” means the period beginning on the Closing Date and ending on the Option Period Start Date.
105“Reportable Event” means any “reportable event,” as set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30)-day notice period has been waived.
106“Required Insurance” has the meaning given to such term in Section 6.5(a).
107“Responsible Officer” means, as to any Person, its president, chief executive officer, treasurer, or secretary (or assistant secretary), any of its vice presidents, or any managing general partner, managing member of such Person that is a natural person or authorized signatory (or any of the preceding with regard to any managing general partner, managing member or sole member of such Person that is not a natural person).
108“ROFR Agreement” that certain Right of First Refusal Agreement, dated as of May 13, 2019, by and between AppHarvest ROFR Grantee and CEFF ROFR Holder, as amended by that certain Assignment of and First Amendment to Right of First Refusal Agreement, dated as of March 1, 2021.

109“ROFR Amendment” means an amendment to the ROFR Agreement, by and between CEFF ROFR Holder and AppHarvest ROFR Grantee, in the form attached as Exhibit C hereto.
110“S&P” means Standard and Poor’s Rating Services.
111“Schedule of Principal and Payments” has the meaning given to such term in Section 3.4.
112“Scheduled Final Completion Date” means September 12, 2022.
113“Scheduled Substantial Completion Date” means August 29, 2022.
114“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between Borrower and Lender.
115“Security Documents” means the Parent Guaranty, the Pledge Agreement, the Security Agreement, Mortgage, each Consent and Agreement, any other security documents and any financing statements and other instruments filed or recorded in connection with the foregoing.
116“Site Work Agreement” means that certain Agreement, dated as of September 16, 2020, by and between Borrower and the Site Work Contractor.
117“Site Work Contractor” means Walker Construction & Materials, LLC.
118“Substantial Completion” means that the Project is (a) mechanically, electrically, and structurally constructed in accordance with all Governmental Rules, the Plans and Specifications, and any specifications set forth in any Construction Agreement, excluding non-critical deficiencies that do not affect operations of the Project and any other “punch list” items; (b) ready for initial operations; and (c) capable of being operated in a safe and proper manner in accordance with Governmental Rules, the Plans and Specifications, and any specifications set forth in any Construction Agreement.
119“Survey” has the meaning given to such term in Section 4.1(t).
120“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP (using, with respect to any asset, the lesser of the appraised value of such asset and the book value of such asset), after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, copyrights, and service marks; provided, that, with respect to Parent, the calculation of Tangible Net Worth will exclude the Obligations.
121“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, mortgage recording taxes, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties, or other similar items applicable thereto.

122“Title Company” means First American Title.
123“Title Policy” has the meaning given to such term in Section 4.1(s).
124“Title Pro Forma” has the meaning given to such term in Section 4.1(s).
125“U.S. Person” means a person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
126“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
127“Warranties” means any warranties and guarantees relating to the Project or any component thereof provided by any vendor, materialman, manufacturer, supplier, contractor, subcontractor, or other third party.
I.2Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:
(a)The singular includes the plural, and the plural includes the singular.
(b)Except where otherwise specified, the word “or” is not exclusive. Thus, if a party “may do (a) or (b),” then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives.
(c)A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
(d)A reference to a Person includes its successors and permitted assigns.
(e)Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by Borrower to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(f)The words “include,” “includes” and “including” are not limiting.
(g)A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.
(h)References to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified, and supplemented from time to time to the extent permitted under the Financing Documents and in effect at any given time.
(i)The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
(j)References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If any Borrower Party or any Affiliate of any Borrower Party is required to perform an action, deliver a document, or take such other action by a calendar day and such day is not a Business Day, then such Borrower Party or such Affiliate shall take such action by the next succeeding “Business Day.”
(k)The Financing Documents are the result of negotiations between, and have been reviewed by, the Borrower Parties, Lender, and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any such party.
(l)The words “will” and “shall” shall be construed to have the same meaning and effect.
Article II
LOAN FACILITY
II.1Loans.
(a)Subject to the terms and conditions hereof, during the Availability Period, the Commitment may be utilized by Borrower. All disbursements of funds to or for the benefit of the Project shall be made in accordance with the Draw Schedule unless approved in writing by the Lender in accordance with the terms and conditions of this Agreement.
(b)In order to request such a loan, Borrower shall give Lender an appropriately completed written notice in the form of Exhibit A (a “Notice of Borrowing”), which notice must be received by Lender prior to 11:00 a.m. (New York time) on or before the fifth (5th) Business Day of the applicable calendar month, at least ten (10) Business Days prior to the requested Borrowing Date, unless otherwise approved in writing by Lender in its sole discretion. Any Notice of Borrowing shall be irrevocable. Borrower may not submit more than one Notice of Borrowing during any calendar month.

(c)Subject to satisfaction of the conditions in Section 4.2, no later than ten (10) Business Days following the satisfaction of the requirements in Section 4.2, Lender agrees to make such cash available to Borrower in the amount and on the date requested in the Notice of Borrowing (each such loan, a “Loan”).
II.2Commitment; Termination and Reduction.
(a)At all times, the sum of the aggregate outstanding principal amount of all Loans then outstanding shall not at any time exceed Ninety-One Million Dollars ($91,000,000) (the “Commitment”). Any Project Costs in excess of the Commitment shall be funded solely by equity contributions from the Borrower.
(b)The amount of each Loan outstanding shall reduce the available Commitment in an amount equal to the principal (and any interest payable on such Loan if not paid when due and payable pursuant to Section 3.2 and remains outstanding) of each such Loan.
Article III
PRINCIPAL AND INTEREST PAYMENT
III.1Repayment of Principal and Outstanding Obligations.
(a)Subject to Section 3.6, at Borrower’s election, Borrower may repay the outstanding Obligations in full during the Repayment Period.
(b)Upon the earlier of (i) any early termination or acceleration of the Loans hereunder and (ii) the Maturity Date, Borrower shall repay the outstanding Obligations in full in accordance with Section 3.3.
(c)Upon any repayment of the Obligations pursuant to Section 3.1(a) or Section 3.1(b), Borrower shall also make a payment to Lender equal to (i) if such repayment is made prior to the second (2nd) anniversary of the Effective Date, three percent (3%) of the Obligations repaid, and (ii) such repayment is made on or after the second (2nd) anniversary of the Effective Date, five percent (5%) of the Obligations repaid; provided that no such fee shall be due if the Obligations are repaid with the proceeds of a sale and leaseback transaction with Lender or an Affiliate of Lender.
(d)Borrower may not reborrow the principal amount of any Loan which is prepaid.
III.2Interest Rates and Payment Dates.
(a)Each Loan shall bear interest at a rate per annum equal to the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, all outstanding Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the Default Rate. All unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, that interest accruing at the Default Rate shall be payable from time to time on demand.

(b)Borrower shall be obligated to pay any and all interest accrued on the unpaid principal amount of each Loan from and after the date Lender made such Loan to Borrower pursuant to Section 2.1, at a rate per annum equal to the Interest Rate or Default Rate in effect during such period.
(c)Interest and fees payable pursuant to this Agreement shall be calculated on the basis of a three hundred sixty-five (365)-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in interest being charged at the Interest Rate or Default Rate shall become effective as of the opening of business on the day on which such change becomes effective.
III.3Repayment Procedures. All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 noon (New York time), on the due date thereof to Lender at its account specified in Annex I (as such account information may be updated by Lender in writing from time to time), in Dollars and in immediately available funds. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.
III.4Schedule of Principal and Payments. The obligation of Borrower to repay the Loans made by Lender and to pay interest thereon at the rates provided herein, if requested by Lender, shall be evidenced by the Schedule of Principal and Payments. Borrower authorizes Lender to record on Schedule 6 (the “Schedule of Principal and Payments”) the date and amount of each applicable Loan made by Lender and each payment or prepayment of principal thereunder, and Borrower agrees that all such notations shall constitute prima facie evidence of the accuracy of the matters noted in the absence of manifest error; provided that neither the failure to make any such notation nor any error in such notation shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder. Borrower further authorizes Lender to attach to and make a part of such Schedule of Principal and Payments continuations of the schedule attached thereto as necessary.
III.5Mandatory Prepayments.
(a)In the event that the result of the calculation set forth in Section 2.2(a) exceeds the Commitment, Borrower shall promptly pay Lender an amount equal to such excess amount.
(b)Borrower shall prepay the Obligations in the event of an Event of Loss (i) affecting more than fifty percent (50%) of the Project acreage or (ii) causing a monetary loss of more than fifty percent (50%) of the Obligations, whether or not insured. In all other Events of Loss, Borrower may apply all net insurance proceeds from the insurance policies required hereunder to restore the Project.
(c)Borrower shall prepay the Obligations in the event that (i) Borrower conveys, sells, leases, transfers, or otherwise disposes of any Collateral other than (A) Crops, or

(B) as permitted under Section 7.4, (ii) Holding Company conveys, sells, leases, transfers, or otherwise disposes of (A) any of the Collateral on behalf of Borrower, or (B) all or substantially all of the membership interests of Borrower, or (iii) Parent conveys, sells, leases, transfers, or otherwise disposes of (A) any of the Collateral on behalf of Borrower, (B) all or substantially all of the shares or other ownership interests of Holding Company, or (C) all or substantially all of the membership interests of Borrower.
III.6Terms of Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment), Borrower shall pay to Lender (a) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid, and (b) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid. Any remaining amounts not so applied to the amounts in clauses (a) and (b) above shall be used to pay principal. In no event shall any mandatory or optional prepayments be funded from the proceeds of any Loan.
III.7Taxes. Any and all payments by or on account of any obligation of any Borrower Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Governmental Rules. If any Governmental Rule requires the deduction or withholding of any Tax from any such payment, then the applicable Person shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Governmental Rules, and then the sum payable by the applicable Borrower Party shall be increased as may be necessary so that after such deduction or withholding has been made Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
Article IV
CONDITIONS PRECEDENT
IV.1Closing Date. The occurrence of the Closing Date is subject to the prior satisfaction by the Borrower Parties of each of the following conditions as determined in the sole and absolute discretion of Lender:
(a)Financing Documents. Lender shall have received this Agreement and each other Financing Document each in form and substance satisfactory to Lender and each duly authorized, executed and entered into by each party thereto.
(b)Representations and Warranties. Each representation and warranty set forth in the Financing Documents is true and correct in all respects on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).
(c)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result from the occurrence of the Closing Date.

(d)No Material Adverse Effect. No event, condition or circumstance that could reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing or could reasonably be expected to result from the occurrence of the Closing Date.
(e)Governing Documents. Lender shall have received:
(i)a copy of the certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of each Borrower Party, each certified as of a recent date by the Secretary of State of Delaware or such other relevant jurisdiction;
(ii)a copy of resolutions of the board of directors, sole member, general partner(s), managing member(s) or similar governing body of each Borrower Party, approving and authorizing the execution, delivery, and performance of the Financing Documents to which such Person is a party; and
(iii)a certificate from each Borrower Party signed by an appropriate authorized officer of each such Person as to the incumbency of the natural persons authorized to execute and deliver the Financing Documents to which such Person is a party.
(f)Good Standing Certificates. Lender shall have received certificates issued by (i) the jurisdiction of organization of each Borrower Party, certifying that each such Person is in good standing and active status and is authorized to transact business in such jurisdiction and (ii) the jurisdiction where the Project is located certifying that Borrower is in good standing and active status and is qualified to do business in such jurisdiction (in each case, to the extent available in such jurisdiction).
(g)Lien Searches. Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of any Borrower Party are located and the Borrower Parties’ respective jurisdictions of organization and principal place of business, and such searches shall reveal no Liens on any of the assets of such Person except for Permitted Liens or Liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to Lender.
(h)Financial Statements. Lender shall have received (i) the most recent unaudited consolidated financial statements of the Borrower Parties, each in form and substance satisfactory to Lender, together with a certificate from a Responsible Officer of such Borrower Party, stating that such financial statements fairly represent, in all material respects, the financial position of such Borrower Party at the date thereof, subject to changes resulting from audit and normal year-end adjustments, (ii) the unaudited pro forma consolidated balance sheets of the Borrower Parties, in each case as of or about the Closing Date, and (iii) audited consolidated financial statements of Parent as of December 31, 2020, each in form and substance reasonably satisfactory to Lender.
(i)No Litigation. No suit, action or other proceeding shall have been instituted or, to the knowledge of any Borrower Party, threatened by or before any court or Governmental Authority or other Person against any Borrower, any Affiliate of Borrower, or the

Project seeking to impair, restrain, prohibit, or invalidate the transactions hereunder or under any of the other Financing Documents.
(j)Perfection of Security Interests.
(i)Each document (including any UCC financing statement) required by the Security Documents or under Legal Requirements, or requested by Lender, to be filed, registered, or recorded in order to create in favor of Lender a valid and perfected Lien on the Collateral described therein, prior and superior in right to any other Person shall be in proper form for filing, registration, or recordation.
(ii)Lender shall have received the original executed limited liability company membership interest certificates representing one hundred percent (100%) of the limited liability company membership interests in Borrower, together with an undated transfer power for each such membership or other ownership interest certificate executed in blank by a duly authorized officer of Borrower, and a related irrevocable proxy executed by a duly authorized officer of Borrower.
(iii)Lender shall have received evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other Taxes and other expenses related to such filings, registrations and recordings necessary for and related to the transactions contemplated by this Agreement and the other Financing Documents to be consummated on or prior to the Closing Date have been paid in full (to the extent the obligation to make such payment then exists) by Borrower or are to be paid in full on the Closing Date.
(k)Legal Opinions. Lender shall have received a legal opinion from Cooley LLP and Dentons US LLP, counsel to the Borrower Parties, dated as of the Closing Date, addressing matters with respect to the Borrower Parties and the Financing Documents and such other matters as Lender may reasonably request and in form and substance satisfactory to Lender.
(l)Transaction Costs. Borrower shall have paid all fees, costs and other expenses, and all other amounts, then due and payable by Borrower pursuant to this Agreement.
(m)Project Budget and Schedule. Borrower shall have furnished to Lender the budget and schedule (the “Project Budget and Schedule”) for all Project Costs of the Project and a detailed project schedule, as well as estimates of revenues and cash flows expected to be generated from the Project for the period commencing on the date of the Project Budget and Schedule through the Maturity Date.
(n)Initial Equity Contribution. Lender shall have received evidence from Borrower reasonably satisfactory to Lender (including copies of invoices and other documentation) that the amount of funds contributed by or on behalf of Borrower for the payment of Project Costs on or prior to the Closing Date is equal to or greater than the Initial Equity Contribution.

(o)Plans and Specifications. Borrower shall have furnished to Lender the Plans and Specifications, which shall be satisfactory to Lender in form and content.
(p)Material Project Documents. Borrower shall have furnished to Lender a true and correct copy of each Material Project Document, including any amendments, modifications, and change orders thereto.
(q)Permits. Borrower shall have furnished to Lender a true and correct copy of each Permit obtained by or on behalf of (i) Borrower, or (ii) any other Borrower Party with respect to the Project as of the Closing Date, including any Permit applications and related communications with Governmental Authorities, and any Permit amendments and modifications.
(r)Draw Schedule. Borrower shall have furnished to Lender a schedule which, among other things, sets forth the anticipated draw schedule for the Project, showing the funding sources for the Project and the projected draw schedule for each funding source for the Project, a copy of which is attached hereto as Exhibit B (“Draw Schedule”).
(s)Title Insurance. Lender shall have received a proforma version of an extended American Land Title Association (ALTA) Loan Policy of Title Insurance, dated as of the Closing Date, together with the coverages and endorsements identified in clause (iii) below, in an amount equal to the Commitment, and otherwise in form and substance reasonably acceptable to Lender and containing only those exceptions to which Lender has not objected (the “Title Pro Forma”), and an irrevocable commitment from the Title Company (such commitment to be in the form of a counter-signed closing instruction letter from the Title Company, which letter shall be in form and substance reasonably acceptable to Lender) to issue such ALTA Loan Policy of Title Insurance in the form and substance of the Title Pro Forma (such loan policy, the “Title Policy”) and insuring (or agreeing to insure) Lender that:
(i)Borrower has a good and indefeasible fee simple interest to and right to control, occupy and use the Project Site described in Schedule A to the Title Policy, free and clear of all liens, encumbrances, and other exceptions to title except Permitted Liens;
(ii)the Mortgage is (or will be when recorded) a valid first lien on the interest of the Borrower on the Project Site (including the Project), free and clear of all liens, encumbrances, and exceptions to title other than the Permitted Liens; and
(iii)such Title Policy includes the following endorsements and affirmative coverages: 3.2 – Zoning – Land Under Development; 6-06 - Variable Rate; 8.2-06 – Commercial Environmental Protection Lien; 14.1-06 - Future Advance; 17-06 Land Abuts Street or 17.1-06 – Indirect Access and Entry, as applicable; 17.2-06 – Utility Access; 18.1-06 - Multiple Tax Parcel; 19-06 – Contiguity – Multiple Parcels; 20-06 – First Loss; 24-06 - Doing Business; 25-06 – Same as Survey; 26-06 – Subdivision, if applicable; 27-06 – Usury; 31-06 – Severable Improvements; 32.2-06 - Construction Loan - Insured's Direct Payment; 33-06 - Disbursement; 35.3-06 – Minerals and Other Subsurface Substances – Land Under Development; Deletion of Arbitration; 39 – Policy Authentication; 41.3-06 - Water - Land Under Development; 42-06 – Lender Group; First American Title Insurance Company special patent endorsement.

(t)Survey. Lender shall have received an ALTA survey of the Project Site (the “Survey”) prepared by a registered land surveyor licensed in the state where the Project is located, certified to Borrower, Lender, and the Title Company, and in form and substance sufficient for the Title Company to issue the Title Policy and the endorsements identified in Section 4.1(s)(iii) above. Notwithstanding the foregoing, if the Survey is not available on or before the Closing Date, but all other conditions of this Section 4.1 have been satisfied (except to the extent lack of the Survey affects the Title Policy required by Section 4.1(s) above), Lender agrees to proceed with Closing on the condition that Borrower shall, on or before August 15, 2021: (i) obtain and deliver to Lender and the Title Company the Survey, (ii) cause the Title Company to endorse the Title Policy provided at Closing to fully comply with the requirements of Section 4.1(s) above, and (iii) cure any material and adverse issues revealed by the Survey to Lender’s reasonable satisfaction, provided that if such cure extends beyond August 15, 2021, Borrower shall not be in default hereunder so long as Borrower diligently proceeds with curing and resolves the same within a reasonable period of time thereafter.
(u)Consultants’ Reports and Certificates.
(i)Insurance Consultant’s Report and Certificate. Lender shall have received a report from the Insurance Consultant with respect to the Project, including a review of the adequacy of the Project’s insurance policies, in form and substance satisfactory to Lender.
(ii)Independent Engineer’s Report and Certificate. Lender shall have received a report from the Independent Engineer with respect to the Project in form and substance satisfactory to Lender.
(iii)Environmental Consultant’s Report and Certificate. Lender shall have received (A) (1) the Environmental Report, and, if applicable, (2) (I) an update prepared by the Environmental Consultant to the Environmental Report in the event that the Environmental Report (or any material component thereto) has exceeded its one hundred eighty (180)-day period, but not yet exceeded its one (1)-year period, of validity under the applicable ASTM standards, or (II) a new Phase I Environmental Site Assessment prepared by the Environmental Consultant in the event that the Environmental Report has exceeded its one (1)-year period of validity under the applicable ASTM standards, each in form and substance reasonably satisfactory to Lender, and (B) a reliance letter from the Environmental Consultant with respect to the right of Lender and Borrower to rely on the Environmental Report, update and new Phase I Environmental Site Assessment, if applicable.
(v)Patriot Act Compliance. Lender shall have received all such documentation and information requested by Lender that are necessary (including the name, address, tax payer identification, Form W-9, organizational documents, copies of government issued identification and names of officers of each Borrower Party and controlling members of each Borrower Party) for Lender to identify each Borrower Party in accordance with any applicable Anti-Terrorism Laws and the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.

L. 107-56 (a/k/a the Patriot Act) (including the “know your customer” and similar regulations thereunder).
(w)Closing Certificate. Lender shall have received a closing certificate, dated the Closing Date, signed by a Responsible Officer of Borrower, in form and substance reasonably acceptable to Lender, certifying, among other things, that the conditions set forth in this Section 4.1 have been satisfied.
IV.2Credit Events. The obligation of Lender to make any Loan (a “Credit Event”) is, in each case, subject to the prior satisfaction of the conditions set forth in Section 4.1 and each of the following conditions (each of which shall have been confirmed in a certificate of a Responsible Officer of Borrower):
(a)Closing Date. The Closing Date shall have occurred.
(b)Representations and Warranties. Each representation and warranty of each Borrower Party set forth in the Financing Documents shall be true and correct in all material respects (except if such representation is already qualified by reference to materiality, Material Adverse Effect, or a similar materiality qualifier (including a dollar threshold), in which case such representation and warranty shall be true and correct without regard to materiality) as of the date of such Credit Event (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).
(c)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the occurrence of such Credit Event.
(d)No Material Adverse Effect. No event, condition or circumstance that could reasonably be expected to constitute a Material Adverse Effect shall have occurred and be continuing or could reasonably be expected to result from the occurrence of such Credit Event.
(e)Transaction Costs. Borrower shall have paid all fees, costs and other expenses, and all other amounts, then due and payable by Borrower pursuant to this Agreement.
(f)Notice of Borrowing. With respect to any Loan, Lender has received a Notice of Borrowing in accordance with Section 2.1(b) and Lender has determined that the amount of the requested Loan is consistent with the Draw Schedule and not greater than the available amount under the Commitment.
(g)Consent and Agreements.    Lender shall have received each fully executed Consent and Agreement.
(h)Project Budget and Schedule. Borrower shall have furnished to Lender an updated Project Budget and Schedule, which updated Project Budget and Schedule shall be subject to Lender’s consent (such consent not to be unreasonably withheld, conditioned, or delayed).
(i)Additional Equity Contribution. In the event that, on or prior to the date of such Credit Event, the amount of the Initial Equity Contribution is less than the Equity

Contribution Requirement, Lender shall have received evidence from Borrower reasonably satisfactory to Lender (including copies of invoices and other documentation) that Borrower has contributed for the payment of Project Costs an amount equal to the difference between (i) the Equity Contribution Requirement less (ii) the Initial Equity Contribution.
(j)Material Project Documents. Borrower shall have furnished to Lender a true and correct copy of any Material Project Document not previously furnished to Lender, including any amendments, modifications, and change orders thereto.
(k)Permits. Borrower shall have furnished to Lender a true and correct copy of any Permit obtained by or on behalf of (i) Borrower, or (ii) any other Borrower Party with respect to the Project, not previously furnished to Lender, including any applications for such Permits, related material correspondence with Governmental Authorities, and Permit amendments and modifications.
(l)Draw Schedule. Borrower shall have furnished to Lender an updated Draw Schedule, if Borrower is requesting any modification to the Draw Schedule previously approved by Lender, which updated Draw Schedule shall be subject to Lender’s consent (such consent not to be unreasonably withheld, conditioned, or delayed).
(m)Title Insurance. Lender shall have received a date-down endorsement to the Title Policy to be issued and complying with the pending disbursement provisions to be set forth in the Title Policy (the “Date Down Endorsement”). Each Date Down Endorsement shall (i) extend the effective date of the Title Policy to the date of advancement of such Loans and show that since the effective date of the Title Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of Borrower’s title to the real estate interests with respect to the Project Site and no new Lien thereon, other than matters constituting Permitted Liens, (ii) state the amount of coverage then existing under the Title Policy which shall not be less than the total of all disbursements of the applicable Loans, including the disbursement which is made concurrently with issuance of such Date Down Endorsement, (iii) provide coverage for any mechanic’s and materialman’s liens recorded as of the effective date of the Date Down Endorsement, and (iv) be substantially in the form of Exhibit E.
(n)Independent Engineer Certificate. Lender shall have received a certificate, duly executed and delivered by the Independent Engineer, in the form of Exhibit F.
(o)Credit Event Certificate. Lender shall have received a certificate, dated the date of the Credit Event, signed by a Responsible Officer of Borrower, in form and substance reasonably acceptable to Lender, certifying, among other things, that the conditions set forth in this Section 4.2 have been satisfied.
(p)Schedule Updates. Lender shall have received an update of the Schedules attached to this Agreement in form and substance reasonably satisfactory to Lender.

Article V
REPRESENTATIONS AND WARRANTIES
128Borrower hereby makes each of the following representations and warranties to and in favor of Lender on the Closing Date and on the date of each Credit Event:
V.1No Change. As of the Closing Date, there is not, and as of each date this representation is made after the Closing Date, there has not occurred at any time since the Closing Date, any event, occurrence, effect, or circumstance of whatever nature that has, or could reasonably be expected to have, a Material Adverse Effect.
V.2Existence; Compliance with Legal Requirements. Each Borrower Party (a) is a corporation, limited liability company, or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Legal Requirements except if such non-compliance would not reasonably be expected to have a Material Adverse Effect.
V.3Power; Authorization; Enforceable Obligations. Each Borrower Party has the power and authority, and the legal right, to make, deliver and perform the Financing Documents to which it is a party and to obtain extensions of credit and grant liens hereunder and thereunder. Each Borrower Party has taken all necessary organizational action to authorize the execution, delivery, and performance of the Financing Documents to which it is a party, including the granting of Liens pursuant to the Financing Documents and the extensions of credit on the terms and conditions set forth herein. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery and performance of any Financing Document by each Borrower Party that is a party thereto, except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect or that are described in Schedule 2, (b) the filings referred to in Section 5.18 and (c) consents, authorizations, filings and notices which, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect. Each Financing Document has been duly executed and delivered on behalf of each Borrower Party that is a party thereto. Each Financing Document constitutes a legal, valid, and binding obligation of each Borrower Party that is a party thereto, as applicable, enforceable against such Borrower Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance by each Borrower Party of each Financing Document to which it is a party does not require the approval or consent of any holder or trustee of any Indebtedness or other obligations of any Borrower Party which has not been obtained.

V.4No Legal Bar. The execution, delivery and performance of this Agreement and the other Financing Documents, the Borrowings and the use of the proceeds thereof (a) will not conflict with or result in a violation or breach of any terms of any (i) Legal Requirements except for any such violation of a Legal Requirement that could not reasonably be expected to have a Material Adverse Effect, (ii) certificate of formation, partnership certificate, articles of incorporation, bylaws, limited liability company agreement or limited partnership agreement of any Borrower Party or (iii) Contractual Obligation of any Borrower Party, except in each case of this clause (iii), any such conflict, violation or breach that could not reasonably be expected to have a Material Adverse Effect, and (b) will not result in, or require, the creation or imposition of any Lien on the Collateral (in each case, other than the Liens created by the Security Documents).
V.5Ownership. As of the Closing Date, the organizational chart attached as Schedule 4 is a true, correct, and complete organizational chart showing the ownership of the Borrower Parties.
V.6Litigation. Other than listed on Schedule 5 (as updated pursuant to Section 4.2(p)), no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against any Borrower Party or against any of their respective properties or revenues, involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) with respect to Borrower or the Project, or Ten Million Dollars ($10,000,000) with respect to any of the other Borrower Parties.
V.7Title.
(a)Borrower has good and indefeasible, and with respect to real property, good and indefeasible title to the Project Site, the assets then owned or leased by it that comprise the Project as of such date and all of the Collateral then existing relating to the Project, free and clear of all Liens, encumbrances, or other exceptions to title other than Permitted Liens. No Borrower Party has received any written notice (i) that any of the real property comprising the Project Site is subject to any condemnation proceeding or (ii) of any unrecorded rights of third parties other than Permitted Liens. The real property comprising the Project Site is sufficient for the intended installation of the Project. Upon proper recordation of the Mortgage and the filing of any applicable UCC financing statements, the Liens of the Mortgage constitute a valid and subsisting first priority lien of record on the Collateral described in the Mortgage subject to Permitted Liens and a first priority perfected security interest in all the personal property described in the Security Documents that may be perfected by filing, subject (with respect to priority) to no Liens except Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens of the Mortgage.
(b)The Project Site is the real property described in Schedule A of the Title Policy.
(c)To Borrower’s Knowledge, the Project Site is not burdened by any encumbrances or title defects not listed in Schedule B to such Title Policy or shown on the Survey that would materially interfere with the construction or operation of the Project.

(d)To Borrower’s Knowledge, none of the Permitted Liens or exceptions in the Title Policy will materially adversely affect the construction or operation of the Project.
(e)To Borrower’s Knowledge there are no conditions or circumstances on the Project Site that are in violation of any laws, ordinances, orders, rules, regulations, or requirements of federal, state, or municipal governments, courts, departments, commissions, or boards, and Borrower has not received notice from any Governmental Authority of any such violation.
(f)[intentionally deleted]
(g)Borrower has not granted any right or option to any other party to purchase the Project Site and Borrower is not currently obligated to sell, encumber, or transfer the Project Site.
(h)No labor has been performed or material furnished by or at the direction of Borrower with respect to the Project Site for which Borrower is liability or the Project Site bound which has not been fully paid when due.
(i)To Borrower’s Knowledge, there exist no parties in possession of any portion of the Project Site and there are no leases, tenancies, options, rights of first refusal, or similar rights affecting the Project Site, and there is no adverse claim to the Project Site asserted by any person or entity.
(j)No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against the Project Site which might result in any condition which would adversely affect the Project Site or Borrower right or title thereto. Borrower has not received any written notice of and has no knowledge of any condemnation or eminent domain proceedings existing or threatened with respect to the Project Site.
V.8Environmental.
(a)(i) The Project has been and will be constructed, owned, operated and maintained in material compliance with all applicable Environmental Laws; (ii) no Borrower Party is in material violation, or has received any written notice of any actual or alleged violation, of any Environmental Law; (iii) no Borrower Party and, to Borrower’s Knowledge, no third party has used, Released, generated, treated or stored any Hazardous Substances at or from the Project Site, or disposed or arranged for disposal of Hazardous Substances at any off-site location in violation of Environmental Law; (iv) to the knowledge of each Borrower Party and except as set forth on Schedule 7, there are no underground storage tanks, aboveground storage tanks or surface impoundments, whether operative or temporarily or permanently closed, located on the Project Site; (v) there are no Hazardous Substances used, stored or present at or on the Project Site in violation of Environmental Law ; (vi) except as set forth on Schedule 7, there are no Hazardous Substances used, stored or present at or on the Project Site in quantities or concentrations that would require notification to any Governmental Authority, or investigation or response under Environmental Law; and (vii) to each Borrower Party’s knowledge, there is and has been no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any material violation of or liability under Environmental Law with respect to the Project or Project Site, or any Environmental Claim against Lender or any Borrower Party.
(b)There is no pending or, to the knowledge of any Borrower Party, threatened Environmental Claim and, to the knowledge of any Borrower Party, there is no proceeding, investigation, or inquiry by or before any Governmental Authority or third party pertaining to the Project, the Project Site, or any Borrower Party.
(c)Except as expressly set forth in the Permits, to the knowledge of any Borrower Party, no material land use restrictions, institutional controls or engineering controls have been or reasonably could be expected to be imposed under Environmental Laws with respect to the Project Site, or to Borrower’s Knowledge no other restrictions on the Project have been or reasonably could be expected to be imposed on the Project pursuant to any Environmental Laws that would prevent, suspend, enjoin, or materially adversely impact the construction or operation of the Project.
V.9Permits.
(a)No material Permits are necessary for the Project under any Governmental Rule other than the Permits described in Schedule 8 (as updated pursuant to Section 4.2(p)). As of the date of each Credit Event, each Permit that is required to be obtained by or on behalf of Borrower as of such date is either (i) in the case of those Permits listed in Part I of Schedule 8 (as updated from time to time), validly issued and in full force and effect and, if an appeal period for issuance of the Permit is specified by a Governmental Rule, such appeal period has expired and no judicial or administrative proceedings are pending or, to Borrower’s knowledge, threatened that may allow material modification, suspension or revocation; or (ii) in the case of those Permits listed in Part II of Schedule 8, of a type that is routinely granted on application, is reasonably expected to be obtained by or on behalf of Borrower on or before the date required under Applicable Law or any Material Project Document, that is ministerial in nature and that is not required to be obtained in light of the status of siting, construction and operation as of the date of the applicable Credit Event. None of the Permits listed in Part I of Schedule 8 have been materially modified, amended, or supplemented except as otherwise permitted under this Agreement. None of Borrower, or to Borrower’s knowledge, its agents and representatives, is in material violation of any Permit and no Permit is subject to any material restriction, condition, limitation, or suspension that reasonably could be expected to result in any material liability of any Borrower Party.
(b)Except as set forth in Schedule 8, as of the date of each Credit Event, Borrower and, to Borrower’s knowledge, each of the other counterparties to Material Project Documents, possesses all material licenses, Permits, franchise, patents, copyrights, trademarks and trade names, or rights thereto necessary to perform its duties as of such date under the Material Project Document to which it is a party, and Borrower is not in violation of any valid rights of another Person with respect to any of the foregoing, in each case which could reasonably be expected to have a Material Adverse Effect.
V.10No Default. No Default or Event of Default has occurred and is continuing.

V.11Financial Statements. The financial statements delivered pursuant to Section 4.1(h) or Section 6.1, as applicable, present(s) fairly in all material respects the financial position of the applicable Borrower Parties as at the date of such financial statements and their results of operations and cash flows for the period then ended, and have been prepared in conformity with GAAP, applied on a consistent basis (in the case of unaudited financial statements, subject to normal year-end adjustments), as applicable.
V.12Taxes.
(a)Each Borrower Party has filed or caused to be filed all Tax returns that it is required to file, and all such Tax returns are accurate and complete in all material respects. No written claim has been made by a Governmental Authority in a jurisdiction where a Borrower Party does not file Tax returns that such Person is or may be subject to taxation by the jurisdiction. Each Borrower Party has paid, or caused to be paid, all Taxes payable by or with respect to such Person or upon their respective properties, assets, income, businesses, and franchises, other than any such Taxes the non-payment of which is permitted under Section 6.3.
(b)There are no Liens for Taxes against any assets or properties of any Borrower Party other than inchoate Liens for Taxes not yet due and payable.
(c)Other than as set forth in Schedule 9 (as updated pursuant to Section 4.2(p)), with respect to each Borrower Party, there are no Tax audits, claims, suit, proceedings, investigations, or examination by any Governmental Authority pending or, to the knowledge of such entities, threatened against such entities. Other than as set forth in Schedule 9 (as updated pursuant to Section 4.2(p)), there are no agreements or consents currently in effect for the extension or waiver of the time for assessment or collection of any Taxes relating to any Borrower Party, and none of any Borrower Party has been requested to enter into any such agreement or consent. No power of attorney is currently in effect with respect to any Taxes of any Borrower Party.
(d)Other than as set forth in Schedule 9 (as updated pursuant to Section 4.2(p)), none of any Borrower Party (i) has entered into any agreement with any Governmental Authority that would affect the amount of Taxes due by it, (ii) has any liability for the Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or (B) as a transferee or successor or otherwise by operation of law, or (iii) is a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement.
(e)Borrower is, and has been at all times since its formation, an entity disregarded as separate from its owner for federal and state income Tax purposes. No election has been made pursuant to Treasury Regulation Section 301.7701-3(c)(1) or any corresponding provision of state law to classify Borrower as an entity other than a disregarded entity or partnership for federal or state income Tax purposes. Each of the other Borrower Parties is a corporation, taxable as a corporation, for which no election has been made pursuant to Section 1362(a)(1) of the Code. Each Borrower Party (or if such Person is a disregarded entity for federal and state income Tax purposes, the entity from which it is disregarded) has, since its formation, been a U.S. Person not subject to withholding under Section 1446 of the Code.

(f)Other than as previously disclosed in writing to Lender, no Borrower Party, Affiliate of a Borrower Party or any other Person acting on behalf of any of the foregoing has applied to the IRS for a private letter ruling, closing agreement or any similar item or agreement with respect to any Borrower Party or the Project, including any application or request for such item that has been withdrawn.
(g)Other than as previously disclosed in writing to Lender, none of any Borrower Party has made any material elections with respect to Taxes, and no Borrower Party or any Affiliate thereof has made any Tax elections with respect to the Project.
V.13Employee and ERISA Matters. Neither Borrower nor Holding Company has any employees or any former employees or has engaged in any unfair labor practice that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Borrower Party sponsors, maintains, participates in, contributes to, or has any liability in respect of any ERISA Plan. Without limiting the generality of the foregoing, there are no ERISA Plans, Multiemployer Plans or Foreign Plans for which any Borrower Party is reasonably likely to incur any material liability. No ERISA Event has occurred or is reasonably expected to occur.
V.14Investment Company Act. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. Borrower is not a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
V.15Use of Proceeds. The proceeds of the Loans have been and will be applied in accordance with the uses described in Section 6.10.
V.16Material Project Documents. Except as has been previously disclosed in writing to Lender, none of the Material Project Documents has been amended, modified, or terminated, and each such Material Project Document is in full force and effect. No Borrower Party has received any notice, and has no knowledge, of any default, or alleged default, under any of the Material Project Documents.
V.17Accuracy of Information. No statement or information contained in this Agreement, any other Financing Document or any other report, document, certificate or written statement furnished by or on behalf of any Borrower Party or any of its respective Affiliates to Lender, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Financing Documents or pursuant to the terms of the Financing Documents, taken as a whole, when furnished, contains as of the date such statement, information, report, document or certificate was so furnished (taking into account any updated or supplemental information), any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made, where such untrue material fact or omission could reasonably be expected to have a Material Adverse Effect.
V.18Security Documents.
(a)Each of the Security Documents is effective to create in favor of Lender a legal, valid, and enforceable Lien on, and security interest in, the Collateral described therein and proceeds thereof as security for the Obligations. All such action as is necessary on the part of the Borrower Parties to take has been taken to establish and perfect Lender’s rights in and to, and first priority Lien on and security interest in, the Collateral thereunder, including any recording, filing, registration, giving of notice or other similar action.
(b)In the case of the Collateral described in such Security Documents as to which a security interest can be perfected by filing or recordation, when the financing statements and other filings specified on Schedule 3 in appropriate form are filed in the offices specified on Schedule 3, the Lien on, and security interest in, such Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and Holding Company (as applicable) in such Collateral and the proceeds thereof as security for the Obligations, in each case prior and superior in right to any other Person, subject (with respect to priority) to no Liens except Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens of the Mortgage. The financing statements and other filings on Schedule 3 in appropriate form have been duly filed or recorded in each office and in each jurisdiction where required in order to create, perfect, and maintain perfected the first Lien and security interest described above.
(c)Borrower has delivered or caused to be delivered to Lender (or otherwise provided Lender with control of) all Collateral that requires or allows for perfection of the Lien and security interest thereon by control or possession.
V.19Solvency. After giving effect to the transactions contemplated by the Financing Documents and the obligations of the Borrower Parties evidenced thereby, none of any Borrower Party is “insolvent,” as such term is used or defined in any applicable Bankruptcy Law, and each Borrower Party has and will have assets which, fairly valued, exceed its indebtedness, liabilities, or obligations. None of any Borrower Party is executing any Financing Document with any intention to hinder, delay or defraud any present or future creditor or creditors.
V.20Indebtedness. None of any Borrower Party has any outstanding Indebtedness (other than Permitted Indebtedness) or other liabilities or Liens (other than Permitted Liens), in each case other than pursuant to or allowed by the Financing Documents. None of any Borrower Party has any material Guarantee obligations, contingent liabilities, liabilities for Taxes, long-term leases or unusual forward or long-term commitments, including any material interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are prohibited by the terms of the Financing Documents.
V.21Senior Indebtedness. The Obligations constitute senior secured and first priority Indebtedness of Borrower, subject (with respect to priority) to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than the Liens of the Mortgage.
V.22Force Majeure. Other than as set forth in Schedule 10 (as updated pursuant to Section 4.2(p)), no Force Majeure Delay has been declared under any Construction Agreement which could reasonably be expected to have a Material Adverse Effect.
V.23Partnerships and Joint Ventures. Borrower is not a general partner or a limited partner in any general or limited partnership or joint venturer in any joint venture or a member in any limited liability company.

Article VI
AFFIRMATIVE COVENANTS
129Borrower covenants and agrees with Lender that, from the Closing Date and until the Discharge Date, it shall, and shall cause each Borrower Party to, abide by the following affirmative covenants:
VI.1Financial Statements. Furnish to Lender:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent (commencing with the fiscal year ending [December 31, 2021]), the audited consolidated balance sheet of Parent as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, in each case setting forth comparative figures for the previous fiscal year, certified by a firm of nationally recognized independent certified public accountants (and such accountants certificate shall not be qualified);
(b)as soon as available, but in any event not later than sixty (60) days after the end of each quarterly period of each fiscal year of Borrower and Parent (beginning with the fiscal quarter ending June 30, 2021), the unaudited consolidated balance sheets of the Borrower and Parent as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, in each case setting forth comparative figures for the corresponding dates and periods in the previous fiscal year, certified by a Responsible Officer of the applicable Borrower Party (and such certificate shall provide that such financial statements present fairly in all material respects the financial condition of the applicable Person, as of the date thereof and its results of operations and cash flows for the period then ended, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments); and
(c)as soon as available, but in any event not later than sixty (60) days after the end of each quarterly period of each fiscal year of Parent (beginning with the fiscal quarter ending June 30, 2021), a calculation of the Tangible Net Worth of Parent.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.
VI.2Certificates; Other Information. Furnish to Lender:
(a)concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer of Borrower stating that no Default or Event of Default has occurred and is continuing, except as specified in such certificate; and
(b)promptly, such additional financial and other information as Lender may from time-to-time reasonably request.

VI.3Taxes, Other Government Charges and Utility Charges.
(a)File, and cause the other Borrower Parties to file, all federal, state and local Tax returns and reports that are required to be filed by it under Governmental Rules and pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments and governmental charges of any kind that may at any time be assessed or levied against or with respect to any Borrower Party or the Project, all utility and other charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of the Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of any Borrower Party or the Project; provided, that a Borrower Party may contest in good faith any such Taxes, assessments and other charges and, in such event, may if permitted by Governmental Rules, permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Borrower Party is in good faith contesting the same by appropriate proceedings, so long as (i) adequate cash reserves reasonably satisfactory to Lender have been established on such Borrower Party’s books to pay any such Taxes, assessments or other charges, accrued interest thereon and any potential penalties or other costs relating thereto, or other adequate provision for the payment thereof which shall be reasonably satisfactory to Lender shall have been made, (ii) enforcement of the contested Tax, assessment or other charge is effectively stayed for the entire duration of such proceedings and such contest shall not involve any substantial danger of the sale, forfeiture or loss of the Project and (iii) any Tax, assessment or other charge determined to be due, together with any interest or penalties thereon, will be promptly paid in full when due after resolution of such contest.
(b)Each Borrower Party shall maintain its status for federal, state, and local income tax purposes as represented in Section 5.12(e).
VI.4Maintenance of Existence; Compliance.
(a)(i) Preserve, renew, and keep in full force and effect, and cause the other Borrower Parties to preserve, renew and keep in full force and effect, such Borrower Party’s existence as a limited liability company, partnership or corporation, as applicable, in its jurisdiction of organization and (ii) take reasonable actions to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of Borrower’s business, except to the extent that a failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)Comply with all Contractual Obligations of Borrower and Legal Requirements applicable to Borrower, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
VI.5Insurance.
(a)Maintain, through either an individual policy or as part of a group policy maintained by or for Borrower, with financially sound and reputable insurance companies, insurance in the coverages, insured amounts and deductible levels as are commercially reasonable in light of Prudent Industry Practices (the “Required Insurance”). If Borrower fails to take out or maintain the full insurance coverage required by this Section 6.5, Lender, upon ten

(10) Business Days’ prior written notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.
(b)All policies required to be maintained pursuant to this Agreement shall name Lender additional insured thereunder as its interests may appear and shall provide that all proceeds (except with respect to proceeds of general liability, automobile liability, umbrella liability and workers’ compensation insurance) be payable to Lender as its interests may appear.
VI.6Inspection of Property; Books and Records; Discussion. Maintain, and cause the other Borrower Parties to maintain, all financial records in accordance with GAAP and permit any Persons designated by Lender, to visit and inspect such Borrower Party’s financial records and Borrower’s properties (including the Project and the Project Site) at reasonable times, upon reasonable (but in no event less than forty-eight (48) hours’) prior notice to such Borrower Party, and as often as reasonably requested and to make extracts from and copies of such financial records and, upon the occurrence and during the continuation of an Event of Default, permit any Persons designated by Borrower upon reasonable prior notice to such Borrower Party to discuss the affairs, finances and condition of such Borrower Party with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract).
VI.7Notices. Promptly upon receiving written notice or giving written notice, or upon obtaining knowledge, of the applicable event, give notice to Lender of the following (it being understood that delivery of such notice shall not be deemed to result in a waiver of any Default or Event of Default arising from any of the matters notified):
(a)the occurrence of any Default or Event of Default, followed by, as soon as practicable (and, in any event, within five (5) Business Days following delivery of such notice), a statement of a Responsible Officer of Borrower setting forth details of such occurrence and stating what action Borrower or other relevant Person proposes to take with respect thereto;
(b)any pending or known threatened litigation, action or proceeding involving any Borrower Party or the Project, to the extent any such litigation or proceeding (i) involves claims against any Borrower Party or the Project which exceeds One Hundred Thousand Dollars ($100,000) with respect to Borrower or the Project, or at the time public disclosure is required by applicable law with respect to any of the other Borrower Parties, (ii) seeks injunctive, declaratory or similar relief with respect to the Borrower, Parent, Project or Financing Documents, or (iii) relates to any Financing Document and involves a claim that such Financing Document, or any condition or term thereof, is not valid, binding or enforceable or a claim against or of Lender and, in the case of this clause (iii), would reasonably be expected to have a Material Adverse Effect if determined adversely to Lender;
(c)any dispute or disputes which may exist between Borrower and any Governmental Authority, and which involve (i) claims against the Borrower or the Project; (ii) injunctive, declaratory, or similar relief with respect to the Borrower, Parent, Project, Project Site or Financing Documents; or (iii) any Liens for Taxes due but not paid;

(d)the occurrence of any Event of Loss, whether or not insured;
(e)any cancellation or material change in the terms, coverages or amounts of any insurance comprising Required Insurance;
(f)the occurrence of any ERISA Event that could reasonably be expected to result in any Borrower Party incurring liability;
(g)the occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;
(h)any written notice from any Governmental Authority initiating or threatening the commencement of an investigation or proceedings against the Project, in each case, that could reasonably be expected to have a Material Adverse Effect;
(i)any notice or request for information from the Occupational Health and Safety Administration (or similar Governmental Authority investigating occupational or workplace safety) with respect to the Project Site; and
(j)such other information respecting the business, condition (financial or otherwise), operations, performance, or properties of any Borrower Party or that relates to the ability of any Borrower Party to perform its obligations under the Financing Documents to which it is party, in each case as Lender may from time-to-time reasonably request.
VI.8Further Assurances. From time to time as necessary or reasonably requested by Lender, execute, acknowledge, record, register, deliver and/or file (or cause the other Borrower Parties to the take the foregoing actions with respect to) all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, fixture filing, certificate of title, subordination agreement or estoppel certificate) relating to the Loans and other Obligations stating the interest and charges then due and any known defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all Governmental Rules the rights, Liens and priorities of Lender with respect to all Collateral and other security from time to time furnished under this Agreement and the other Financing Documents or intended to be so furnished, in each case, in such form and at such times as shall be necessary or reasonably requested by Lender, and pay all reasonable fees and expenses (including attorneys’ fees) incident to compliance with this Section 6.8.
VI.9Separateness. Comply with the following:
(a)Maintain separate general ledger accounts for each Borrower Party separate from those of each other Borrower Party and any other Affiliate of a Borrower Party;
(b)act solely in such Borrower Party’s name and through its duly authorized officers, managers, representatives, or agents in the conduct of its businesses;

(c)conduct such Borrower Party’s business solely in its own name, in a manner not misleading to other Persons as to its identity (including all oral and written communications (if any), including invoices, purchase orders and contracts);
(d)obtain proper authorization from member(s), director(s) and manager(s) as required by such Borrower Party’s limited liability company agreement or bylaws, as applicable, for all of its limited liability company or corporate actions; and
(e)comply with the terms of such Borrower Party’s limited liability company agreement or bylaws, as applicable.
VI.10Use of Proceeds. Use the proceeds of each Loan solely for the payment of Project Costs described in the Notice of Borrowing for which Lender agreed to make such Loan.
VI.11Membership Interest Certificates and Related Documentation. Include in the limited liability company agreement of Borrower, or cause the limited liability company agreement of Borrower to include, a provision stating that the limited liability company membership interests in Borrower (i) are “securities” within the meaning of and governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the state of formation of Borrower from time to time, and (ii) shall be evidenced by one or more certificates that are stamped or otherwise imprinted with language similar to the language set forth in clause (i) above.
VI.12Parent Net Worth.
(a)Cause Parent to maintain, as of (i) the end of each fiscal quarter from the Effective Date through the end of the term of the Parent Guaranty and (ii) the date that Parent incurs, creates, assumes, or permits to exist any Indebtedness, a Tangible Net Worth of not less than one hundred fifty percent (150%) of the Obligations.
(b)In the event that Parent or any Affiliate of Parent incurs, creates, assumes, or permits to exist any Indebtedness in excess of Fifty Million Dollars ($50,000,000) in a single transaction or a series of related transactions, Borrower will, at Lender’s request, obtain, at its own cost, an appraisal conducted by an independent third-party appraiser (such appraiser to be approved by Lender, with such approval not unreasonably withheld, conditioned, or delayed) of the fair market value of all assets of Parent and all Affiliates of Parent that secure such Indebtedness.
VI.13Replacement Guaranty. In the event that any Person owns, directly or indirectly through one or more intermediate entities, more than fifty percent (50%) of the outstanding equity interests in Parent at any time from the Effective Date through the end of the term of the Parent Guaranty, cause such Person to execute and deliver to Lender a parent guaranty in the form of the Parent Guaranty.
VI.14Construction. Make or cause to be made all contracts and do or cause to be done all things reasonably necessary for the designing, engineering, equipping, procuring, and constructing of the Project, in accordance with all material respects with Prudent Industry Practices, the Material Project Documents, and the Project Budget and Schedule, subject to Force

Majeure Delay. Without limiting the generality of the foregoing, Borrower shall diligently pursue and enforce all of its material rights and material remedies under the Material Project Documents, and any other contracts or agreements related to the construction of the Project, and shall ensure that the Project is constructed in accordance with all such contracts and agreements, to the extent applicable, and that all work done on the Project is done in a good and workmanlike manner and in accordance with Prudent Industry Practices. To the extent that Project Costs exceed the sum of the Commitment and the Equity Contribution Requirement, Borrower shall pay such Project Costs in order to complete construction of the Project. Borrower shall use commercially reasonable efforts to achieve (a) Substantial Completion not later than the Scheduled Substantial Completion Date and (b) Final Completion not later than the Scheduled Final Completion Date.
VI.15As-Built Survey. At Final Completion, Borrower shall furnish an electronic copy of a final as‑built survey showing the location of all improvements on the Project Site and otherwise complying with the requirements for the Survey set forth herein.
VI.16Operation of the Project. Following Final Completion:
(a)Borrower shall (i) operate and maintain the Project in good repair, good operating condition, appearance and working order (ordinary wear and tear excepted) in compliance with (A) all Governmental Rules (including those related to food safety); (B) Permits; (C) this Agreement and the other Material Project Documents; (D) the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970, as amended from time to time; (E) any effective Warranties; (F) any written manufacturer’s instructions, guidelines, or recommendations applicable to the Project or any component thereof, except where a failure to do so could not reasonably be expected to adversely impact any effective Warranty for such equipment; (G) all requirements necessary to maintain the insurance policies required pursuant to Section 6.5; and (H) Prudent Industry Practices (including those related to food safety), and (I) the Project Budget and Schedule; (ii) properly service all components of the Project and make, or cause to be made, all repairs reasonably necessary to operate and maintain the Project in such condition; and (iii) promptly replace, or cause to be replaced, all parts and equipment at the Project that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.
(b)Borrower shall use and operate the Project and the Project Site for the purposes of the operation and maintenance of a controlled environmental agriculture facility to produce and sell Crops and associated products produced at the Project, and for incidental uses related thereto, including those businesses that are reasonably related thereto or reasonable extensions thereof, and for no other use or purpose.
Article VII
NEGATIVE COVENANTS
Borrower covenants and agrees with Lender that, from the Closing Date and until the Discharge Date, Borrower shall, and shall cause each Borrower Party to, abide by the following negative covenants:

VII.1Contingent Liabilities. Except as provided in this Agreement, not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume, or suffer to exist any contingent obligation as defined by GAAP exceeding One Million Dollars ($1,000,000) by Borrower and Fifteen Million Dollars ($15,000,000) by Parent; provided that this Section 7.1 shall not be deemed to prohibit Borrower from (a) the acquisition of goods, supplies or merchandise in the normal course of operating its business on normal trade credit, (b) the endorsement of negotiable instruments received in the normal course of operating its business, (c) contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations, or private warrant liabilities, in each case incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money, or (d) incurring Permitted Indebtedness. In the event that any Borrower Party or Affiliate of a Borrower Party has outstanding Indebtedness with Lender or its Affiliates, in addition to the Obligations, nothing in this Section shall prohibit Parent from guaranteeing Indebtedness used to pay in full any outstanding Indebtedness in favor of Lender or its Affiliates on or before the maturity date thereof.
VII.2Liens; Negative Pledges. Not create, assume, or suffer to exist any Lien on any of the Collateral, any assets of the Project, real or personal, whether now owned or hereafter acquired, owned by Borrower, except for Permitted Liens.
VII.3Indebtedness. In the case of Borrower, not incur, create, assume, or permit to exist any Indebtedness except the Obligations and any Permitted Indebtedness. In the case of any Borrower Party, not incur, create, assume, or permit to exist any Indebtedness that would result in the Tangible Net Worth of Parent of less than one hundred fifty percent (150%) of the Obligations.
VII.4Asset Dispositions. Borrower shall not, and no other Borrower Party shall cause Borrower to, convey, sell, lease, transfer or otherwise dispose of any Borrower’s Property, engage in any “sale-leaseback” or similar transaction, or merge or consolidate with or into any other Person, or change Borrower’s legal form, or implement any material disposition, other than (a) any sale of the Facility or Borrower permitted by the Option Agreement, and (b) replacements of personal property and equipment in the ordinary course with replacement items of equal or greater value.
VII.5Nature of Business; Permitted Activities. Borrower shall not (a) directly conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations or other activity other than those related to its ownership of the Project nor (b) organize, form, or acquire any subsidiaries.
VII.6Distributions. Until Final Completion, not directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower, or redeem, purchase or otherwise acquire any interest in Borrower, or permit any holder of any interest in Borrower to withdraw capital from Borrower, or make any payments in respect of any management fees, development fees or similar fees, in each case in excess of the amounts for such distribution, payment, or withdrawal set forth in Project Budget and Schedule.

For the avoidance of doubt, the foregoing shall not restrict Parent from making distributions with respect to the equity interests in Parent.
VII.7Use of Proceeds. Not use, pay, transfer, distribute or dispose of any Loan proceeds in any manner or for any purposes except as provided in Section 6.10.
VII.8Other Changes and Transactions.
(a)Not liquidate, wind-up or dissolve any Borrower Party.
(b)Not allow Borrower to create or acquire any new direct or indirect subsidiaries.
(c)Not directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate, other than intercompany debt as described in subsection (c) of the definition of Permitted Indebtedness.
VII.9Organizational Changes. Not cause, consent to, or permit any termination, suspension, amendment, modification, assignment, variance, or waiver of timely compliance with any terms or conditions of the certificate of formation (or similar document) or limited liability company agreement of Borrower (other than ministerial amendments or corrections of scrivener’s errors thereto). Not change (a)  Borrower’s name, its limited liability company structure or its jurisdiction of organization without written notice to Lender at least thirty (30) days prior to such change, (b) Borrower’s fiscal year without the prior written consent of Lender (such consent not to be unreasonably withheld) or (c) the location of Borrower’s chief executive office, principal place of business or federal identification number without written notice to Lender within thirty (30) days after such change.
VII.10Tax Matters. Not cause, make, permit, or consent to any action or election that would result in (i) classification of any Borrower Party as an association taxable as a corporation under U.S. federal income tax law, or (ii) any Borrower Party becoming a member of an affiliated, consolidated, combined or unitary group (other than the group of which they currently are a member) that files or is required to file Tax returns on a group basis.
VII.11Hazardous Substances.
(a)Not release, and shall cause each Borrower Party not to Release, into the environment any Hazardous Substances in violation of any Environmental Laws or Permits or in a manner, quantity or location that could reasonably be expected to have a Material Adverse Effect.
(b)Not, and shall not allow the Project or the Project Site to be used to, generate, manufacture, produce, process, transfer, contain, store, use or dispose of any Hazardous Substances, except to the extent reasonable or appropriate in connection with the lawful use of the Project in the ordinary course of Borrower’s business, and Borrower shall comply in all respects with all Environmental Laws and Permits in connection with such actions.

VII.12Occupancy. Not, and shall not permit any other Person to, occupy the Project for normal business operations or to otherwise commence the production of crops inside the Project prior to Substantial Completion without the prior written consent of Lender.
VII.13Additional Project Documents. Not enter into any Additional Project Documents without the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed. Lender shall approve or object (and provide a reasonably detailed list of its objections) to Borrower’s request to approve any Additional Project Documents within five (5) business days of Borrower’s written request therefor. If Lender fails to respond within such five (5) business day period, Borrower may send a second written request, which request shall contain, in bold, capital letters, the following: “THIS NOTICE CONSTITUTES BORROWER’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO AN ADDITIONAL PROJECT DOCUMENT PURSUANT TO SECTION 7.13 OF THE CREDIT AGREEMENT; LENDER’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LENDER’S CONSENT TO THE REQUESTED ADDITIONAL PROJECT DOCUMENT.” If Lender fails to respond to such second notice within five (5) business days of receipt, Borrower’s request for consent to the applicable Additional Project Document shall be deemed approved.
VII.14Amendments; Change Orders; Completion.
(a)Other than with respect to amendments, modifications or supplements that (i) are solely of a ministerial, technical or administrative nature and are not adverse to Lender in any material respect or, (ii) are effected to correct a clear and manifest error in the applicable document, (iii) are amendments, modifications or supplements to the [***] and are not adverse to Lender in any material respect, or (iv) are change orders other than those specified as requiring Lender consent in Section 7.14(c) below, not (A) terminate or cancel or consent to or accept any cancellation or termination of, (B) amend, modify or supplement any provision in any material respect of, (C) sell, assign (other than pursuant to the Financing Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in, (D) petition, request or take any other legal or administrative action that seeks, or may be expected, to impair or seeks to amend, modify or supplement, or (E) grant any material consent under or waive any material default under, or material breach of, or material provision of or the performance of a material obligation by any other Person under, any Material Project Document or any Permit without first obtaining the written approval of Lender, not to be unreasonably withheld, conditioned or delayed.
(b)Not agree to an extension of the construction period of the Project pursuant to the EPC Agreement, including pursuant to any change order with respect thereto, that would reasonably be expected to cause (i) Substantial Completion to occur more than twelve (12) months after the Scheduled Substantial Completion Date or (ii) Final Completion to occur more than six (6) months after the Scheduled Final Completion Date, in each case without first obtaining the written approval of Lender.
(c)Without the prior written approval of Lender, not (i) not amend or otherwise change the Plans and Specifications in a manner that would reduce the growing area of the Project or that could impair the intended use of the Project as a greenhouse for the production of Crops, or (ii) execute, direct or consent to any change order with respect to any Construction Agreement if such change order (A) would increase Project Costs by more than Five Hundred Thousand Dollars ($500,000), (B) together with all previous change orders, would increase the Project Costs above the Project Costs set forth in the Project Budget and Schedule in the aggregate by more than One Million Dollars ($1,000,000), (C) together with all previous change orders, would increase any applicable line item(s) in the Project Budget and Schedule in the aggregate by more than fifteen percent (15%), or (D) would reasonably be expected to have a Material Adverse Effect.
(d)Not declare “Substantial Completion” or “Final Completion” (under and as each item is defined, or such similar term used in any Construction Agreement) with respect to the Project, without the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned, or delayed.
(e)After Final Completion, shall not, without the prior written consent of Lender, make any alteration, modification, addition, or improvement to the Project that impairs (or is reasonably expected to impair) the value of the Project, functionality of the Project, or the ability of the Project to grow, harvest, and pack Crops in accordance with Prudent Industry Practices.
VII.15Abandonment of Project. Not, at any time, willfully and voluntarily abandon and suspend the development, construction, or operation of the Project for a period of more than fifteen (15) consecutive days for any reason other than Force Majeure Delay; provided, that none of (a) scheduled maintenance of the Project or (b) repairs to the Project, whether or not scheduled, shall constitute abandonment so long as Borrower is diligently attempting to end such suspension.
Article VIII
EVENTS OF DEFAULT; REMEDIES
Events of Default
The occurrence of any of the events described in Sections 8.1 through 8.11 shall constitute an event of default (an “Event of Default”) hereunder:
VIII.1Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of the relevant Financing Document, (i) any principal on any of the Loan Facilities (including any mandatory prepayments payable hereunder) on the date that such sum is due, (ii) any interest or fee on any of the Loan Facilities within five (5) days after the date that such sum is due or (iii) any other cost, charge or other sum due under such Financing Document within ten (10) days after the date Borrower receives written notice that such sum is due.
VIII.2Judgments. A final judgment or judgments shall be entered against any Borrower Party (a) that in the aggregate for all Borrower Parties, exceeds Twenty Million Dollars ($20,000,000) (other than (i) a judgment that is fully covered by insurance, bond or other security or satisfied in full or (ii) a judgment, the execution of which is effectively stayed) or (b) that could reasonably be expected to have a Material Adverse Effect.

VIII.3Misstatements. Any (a) representation or warranty made by any Borrower Party in the Financing Documents, or (b) certificate or any financial statement made or prepared by, under the control of or on behalf of such Borrower Party and furnished to Lender pursuant to any Financing Document (i) shall contain any statement of fact that is untrue or misleading as of the date made or (ii) shall fail to state a material fact necessary to make the statements therein not misleading as of the date made; provided, that no Event of Default shall occur pursuant to this Section 8.3 if the facts or circumstances underlying any such untrue or misleading statement are capable of being cured and, within thirty (30) days of the date on which such Borrower Party obtains knowledge that such untrue or misleading statement has occurred, such Borrower Party has eliminated, corrected or otherwise cured such facts or circumstances.
VIII.4Bankruptcy Event. A Bankruptcy Event shall occur in respect of any Borrower Party.
VIII.5Cross-Default.
(a)Borrower shall default for a period beyond any applicable grace period in the payment of principal, interest, or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or Indebtedness in excess of One Million Dollars ($1,000,000). Any Affiliate of Borrower shall default for a period beyond any applicable grace period in the payment of principal, interest, or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money in excess of Fifteen Million Dollars ($15,000,000).
(b)The borrowings or Indebtedness under any agreement to which Borrower is a party (other than Financing Documents) become due and payable prior to their scheduled maturity fate, and the outstanding amount of amounts payable under all such agreements exceeds One Million Dollars ($1,000,000) in the aggregate. The borrowings or Indebtedness under any agreement to which any Affiliate of Borrower is a party (other than Financing Documents) become due and payable prior to their scheduled maturity fate, and the outstanding amount of amounts payable under all such agreements exceeds Fifteen Million Dollars ($15,000,000) in the aggregate.
(c)An “Event of Default” (or similarly defined term) of Borrower or any Affiliate of Borrower shall occur under any agreement between Borrower or any Affiliate of Borrower and Lender or any Affiliate of Lender.
VIII.6Breach of Covenants.
(a)Immediate. Borrower shall fail to perform or observe any of the covenants set forth in Sections 6.4(a), 6.10 or Article VII (other than Sections 7.12 through 7.14).
(b)Ten (10)-Day Cure Period. Borrower shall fail to perform or observe any of the covenants set forth in Sections 6.5, 6.7(a), 6.9, 6.12, 7.12, 7.13 and 7.14 and such failure shall continue for a period of ten (10) days; provided, that Borrower may cure Parent’s breach of Section 6.12 by providing to Lender within one (1) Business Day additional security in the form of (i) cash collateral (which shall be subject to an account control agreement setting forth the terms and conditions of any transfer or release of such cash collateral, as acceptable to Lender in its sole discretion) or (ii) a letter of credit in form reasonably acceptable to Lender from a Qualified Bank, in each case in an amount equal to one hundred fifty percent (150%) of the then-outstanding guaranteed amount under the Parent Guaranty.
(c)Extended Cure Period. Any Borrower Party shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document to which it is a party and not otherwise specifically provided for elsewhere in this Article VIII, and such failure shall continue unremedied for a period of thirty (30) days; provided, that upon notice from Borrower to Lender, such cure period shall be extended to such longer period of time as is reasonably necessary to effect a cure so long as (x) such default could reasonably be expected to be susceptible of a cure after the already expired thirty (30)-day cure period and (y) such Borrower Party is diligently and continuously proceeding to cure, or cause the cure of, such default and so certifies in such notice; provided, further, that such extended cure period shall not exceed ninety (90) days in the aggregate.
VIII.7Invalidity of Financing Documents; Collateral.
(a)Any of the Security Documents or any other Financing Document, once executed and delivered, shall, except as the result solely of the acts or omissions of Lender (except any such omission in respect of which any Borrower Party is expressly obligated under the Financing Documents to which it is a party), fail to provide Lender the first priority Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity or enforceability thereof or the applicability thereof to the Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Lender or any other party thereto.
(b)There shall occur a breach, default or “event of default” (however defined) under any of the Security Documents or other Financing Documents (other than this Agreement) and not otherwise specifically provided for elsewhere in this Article VIII, and such event of default shall not have been cured within the shorter of (i) any cure period provided under such Security Document or Financing Document; and (ii) thirty (30) days after its occurrence provided, that, with respect to clause (ii), upon notice from Borrower to Lender, such cure period shall be extended to such longer period of time as is reasonably necessary to effect a cure so long as (A) such default could reasonably be expected to be susceptible of a cure after the already expired thirty (30)-day cure period and (B) such Borrower Party is diligently and continuously proceeding to cure, or cause the cure of, such default and so certifies in such notice; provided, further, that such extended cure period shall not exceed ninety (90) days in the aggregate.
VIII.8Loss of Collateral. Any substantial portion of the Collateral is seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment in full of all Obligations then outstanding and to allow such Borrower Party in Lender’s reasonable judgment to continue satisfying its obligations hereunder and under the other Financing Documents.
VIII.9Change of Control. A Change of Control has occurred.
VIII.10ERISA. (a) One or more ERISA Events that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred or (b) any fact or circumstance shall exist that could reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code against Borrower.
VIII.11Compliance with Governmental Orders. Any Borrower Party or any direct or indirect owner of Equity Interests in any Borrower Party shall fail to timely comply with any order, directive, request or similar action or decision of a Governmental Authority relating to the control or ownership of a Project.
Remedies.
Upon the occurrence and during the continuation of an Event of Default, Lender may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived, exercise any or all of the following rights and remedies, in any combination or order that Lender may elect, in addition to such other rights or remedies as Lender may have hereunder, under the Security Documents or at law or in equity:
VIII.12No Further Loans. Refuse to make any additional Loans or make any payments or any proceeds or other funds held under the Financing Documents or on behalf of Borrower.
VIII.13Cure by Lender. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance of Borrower as Lender in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or Lender’s interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Lender on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Commitments.
VIII.14Acceleration and Termination of Commitments. Accelerate the Obligations and terminate the Commitments. Anything contained herein or in any other Financing Document to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default specified in Section 8.4 with respect to Borrower, the Commitments shall automatically and immediately terminate and the Loans (in each case, with accrued interest thereon), and all other amounts owing under this Agreement and the other Financing Documents shall automatically and immediately become due and payable, and Lender shall be deemed to have made a demand for cash collateral to the full extent permitted under this Agreement, in each case, without presentment, demand, protest or other notice of any kind, all of which are expressly hereby waived by Borrower.
VIII.15Cash Collateral. Apply or execute upon any moneys of any Borrower Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash Collateral.
VIII.16Possession of Project. Subject to compliance with all applicable Governmental Rules, enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to operate and maintain the Project, and all sums expended by Lender in so doing, together with interest on such total amount at the Default Rate, shall be repaid by

Borrower to Lender upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Commitments.
VIII.17Other Remedies. Exercise any and all rights and remedies available to it under any of the Financing Documents, under the UCC or under Governmental Rules, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.
Article IX
MISCELLANEOUS
IX.1Amendments. Neither this Agreement or any other Financing Document, nor any terms hereof or thereof, may be amended or modified except by written consent of the parties hereto.
IX.2Addresses. Any communications between the parties hereto or regular notices provided herein to be given shall be given to the following addresses:
To Lender:    CEFF II AppHarvest Holdings, LLC
c/o Controlled Environment Foods Fund, LLC
411 NW Park Ave, Suite 401
Portland, Oregon 97209
Attn: General Counsel
Email: campbell@eq-cap.com
Copy to:    Amis, Patel & Brewer, LLP
1399 New York Ave, NW, Suite 701
Washington, DC 20005
Attn: Rusty Brewer
Email: rustybrewer@apbllp.com
To Borrower:    AppHarvest Richmond Farm, LLC
c/o AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351
Attn: General Counsel
Email: Derek.Lyons@AppHarvest.com
Copy to:    Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Susan Stevens Mullen
Email: smullen@cooley.com

Any notice that is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party hereto may send notices by electronic mail, or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by electronic mail shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery (or rejected delivery) to the applicable party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.
IX.3No Waiver; Cumulative Remedies.
(a)No failure or delay of Lender in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(b)The rights and remedies of Lender hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have.
IX.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
IX.5Payment of Expenses, Indemnities and Taxes.
(a)Borrower will pay to Lender all of its reasonable and documented third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the documents contemplated hereby, including the reasonable fees, expenses and disbursements of Lender’s attorneys in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Agreement, and the reasonable and documented fees, expenses and disbursements of any engineering, insurance, environmental and construction consultants of Lender in connection with this Agreement or the Loans.
(b)Subject to any limitations separately agreed in writing by the relevant parties, Borrower agrees (i) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including any workout and/or restructuring of the Loans, and the other Financing Documents, including the fees and disbursements of counsel (including the allocated reasonable fees and expenses of in-house counsel) to Lender, (ii) to pay, indemnify, and hold Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Financing Documents and any such other documents, and (iii) to pay, indemnify, and hold Lender and its officers, directors, employees, affiliates, agents, advisors and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of (or the non-compliance by any party with the terms of) this Agreement and the other Financing Documents, the use of proceeds of the Loans, any of the transactions contemplated by the Financing Documents, the Project, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower Parties under any Financing Document (all the foregoing in this clause (b), the “Indemnified Liabilities”); provided, that Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by Governmental Rules, Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that it might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than ten (10) days after written demand therefor. The agreements in this Section 9.5 shall survive the Discharge Date. Each Indemnitee that is not party to this Agreement shall be a third-party beneficiary of, and entitled to enforce, the provisions of this Section 9.5 as if party hereto.
IX.6Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their permitted successors and assigns, if any. Neither party may assign any of its or their rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other party; provided, that Lender shall be entitled to assign this Agreement (a) to any of its Affiliates, or (b) in connection with a merger or acquisition of Lender or its Affiliates, in each case, so long as the assignee shall agree to be bound by the terms and conditions of this Agreement.
IX.7Set-off. In addition to any rights and remedies of Lender provided by law, each Lender shall have the right, without notice to the Borrower Parties, any such notice being expressly waived by the Borrower Parties to the extent permitted by Governmental Rules, upon any Obligations becoming due and payable by Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by set-off or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of Borrower.
IX.8Entire Agreement. This Agreement, together with other agreements attached hereto or referred to herein and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents.
IX.9GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
IX.10Submission to Jurisdiction; Waivers.
(a)Each Borrower Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such federal court. Each Borrower Party further irrevocably consents to the service of process in any action or proceeding in such courts in any manner permitted by applicable Governmental Rules. Each Borrower Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)Each Borrower Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state or federal court. Each Borrower Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
IX.11Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
IX.12Interpretation. The Section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

IX.13Acknowledgements. Each Borrower Party hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Documents; (b) Lender has no fiduciary relationship with or duty to any Borrower Party arising out of or in connection with this Agreement or any of the other Financing Documents, and the relationship between Lender, on the one hand, and the Borrower Parties, on the other hand, in connection with the Financing Documents is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby among Lender or among the Borrower Parties and Lender.
IX.14Security Documents. Reference is hereby made to the Security Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Borrower Parties and the rights of Lender with respect to such security.
IX.15Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
IX.16Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNMENTAL RULES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.
IX.17Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when executed and delivered by each Person intended to be a party hereto. Delivery of an executed counterpart to this Agreement by facsimile transmission or “pdf” electronic format shall be as effective as delivery of a manually signed original.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized representatives as of the day and year first above written.

LENDER:
CEFF II APPHARVEST HOLDINGS, LLC
By: EqCEF II, LLC, its manager

By: /s/ Nicholas Houshower
Name: Nicholas Houshower
Title: Principal

BORROWER:
APPHARVEST RICHMOND FARM, LLC

By: /s/ Loren Joseph Eggleton
Name: Loren Joseph Eggleton
Title: Chief Financial Officer

[Signature Page to Credit Agreement]